La Jolla Pharmaceutical Company Announces Fourth Quarter and Full Year 2015
Financial Results and Highlights Corporate Progress

SAN DIEGO, CA - February 25, 2016 - La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the Company or La Jolla), a leader in the development of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today reported fourth quarter and full year 2015 financial results and highlighted 2015 corporate progress.

2015 Corporate Progress

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The ATHOS (Angiotensin II for the Treatment of High-Output Shock) 3 trial, La Jolla’s multicenter, randomized, double-blind, placebo-controlled, Phase 3 clinical trial of LJPC-501, La Jolla’s proprietary formulation of angiotensin II, in catecholamine-resistant hypotension (CRH) was initiated in March 2015. The initiation of the ATHOS 3 trial followed the reaching of an agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA), in which the agreed-upon primary efficacy endpoint in ATHOS 3 is increase in blood pressure. ATHOS 3 is enrolling as planned, and results are expected by the end of 2016.

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A multicenter, open-label, dose-escalation Phase 1 clinical trial of LJPC-401, the Company’s novel formulation of hepcidin, in patients at risk for iron overload due to conditions such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome was initiated in October 2015. Interim results, reported in January 2016, suggested a dose-dependent reduction in serum iron following a single dose of LJPC-401. Additionally, the European Medicines Agency (EMA) Committee for Orphan Medicinal Products (COMP) designated LJPC-401 an orphan medicinal product for the treatment of beta thalassemia intermedia and major.

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La Jolla entered into exclusive worldwide license agreements with the Indiana University Research and Technology Corporation and the University of Alabama at Birmingham to acquire intellectual property rights covering LJPC-30Sa and LJPC-30Sb in May 2015. LJPC-30Sa and LJPC-30Sb are La Jolla’s next-generation gentamicin derivatives for the potential treatment of serious bacterial infections and rare genetic disorders, such as cystic fibrosis and Duchenne muscular dystrophy.

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La Jolla completed a public offering of common stock in September 2015, whereby La Jolla received approximately $104.6 million, net of issuance costs. La Jolla finished 2015 with $126.5 million in cash and cash equivalents and believes this is sufficient to fund operations into 2018.

“2015 was a very exciting year for La Jolla, highlighted by the initiation and continued progress of our Phase 3 clinical trial of LJPC-501 and encouraging interim data from our recently initiated Phase 1 clinical trial of LJPC-401,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “We look forward to a productive 2016, with the continued advancement of our exciting product candidates and results from our LJPC-501 Phase 3 clinical trial expected by the end of the year.”

Results of Operations

As of December 31, 2015, La Jolla had $126.5 million in cash and cash equivalents, compared to $48.6 million as of December 31, 2014. The increase in cash and cash equivalents was primarily due to cash provided by our common stock offering that was completed in September 2015, which was partially offset by net cash used for operating activities. Based on current operating plans and projections, La Jolla believes that its current cash and cash equivalents are sufficient to fund operations into 2018.

La Jolla’s net cash used for operating activities for the three and twelve months ended December 31, 2015 was $8.5 million and $25.2 million, respectively, compared to net cash used for operating activities of $5.4 million and $12.9 million, respectively, for the same periods in 2014. La Jolla’s net loss for the three and twelve months ended December 31, 2015 was $11.8 million and $41.9 million, or $0.69 per share and $2.68 per share, respectively, compared to a net loss of $6.8 million and $21.3 million, or $0.45 per share and $2.00 per share, respectively, for the same periods in 2014. During the three and twelve months ended December 31, 2015, La Jolla recognized contract revenue of approximately $0.4 million and $1.1 million, respectively, which was pursuant to a services agreement initiated in 2015 under which La Jolla provides research and development services to a related party. The net loss includes non-cash, share-based compensation expense of $2.8 million and $13.1 million for the three and twelve months ended December 31, 2015, respectively, compared to $2.5 million and $9.1 million of noncash, share-based compensation expense, respectively, for the same periods in 2014.

The increases in net cash used for operating activities and net loss in 2015 as compared to 2014 were primarily due to increased development costs associated with the Phase 3 clinical trial of LJPC-501 in catecholamine-resistant hypotension and the costs associated with the initiation of the Phase 1 clinical trial of LJPC-401 in iron overload. In addition, there were increases in personnel and related costs, which were mainly due to the hiring of additional personnel and increased facility costs to support the increased development activities.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The Company has several product candidates in development. LJPC-501 is La Jolla’s proprietary formulation of angiotensin II for the potential treatment of catecholamine-resistant hypotension. LJPC-401 is La Jolla’s novel formulation of hepcidin for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. LJPC-30Sa and LJPC-30Sb are La Jolla’s next-generation gentamicin derivatives for the potential treatment of serious bacterial infections and rare genetic disorders, such as cystic fibrosis and Duchenne muscular dystrophy. For more information on La Jolla, please visit www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the Company’s future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site www.sec.gov. These risks include, but are not limited to, risks relating to: the timing for commencement of clinical studies, the anticipated timing for completion of such studies, and the anticipated timing for regulatory actions; the success of future development activities; potential indications for which the Company’s product candidates may be developed; and the expected duration over which the Company’s cash balances will fund its operations. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

LA JOLLA PHARMACEUTICAL COMPANY
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2015	2014	2015	2014
Revenue
Contract revenue - related party	$410	$—	$1,057	$—
Total revenue	410	—	1,057	—
Expenses
Research and development	9,455	3,726	29,092	9,944
General and administrative	2,813	3,137	13,934	11,396
Total expenses	12,268	6,863	43,026	21,340
Loss from operations	(11,858)	(6,863)	(41,969)	(21,340)
Other income, net	25	14	57	27
Net loss	$(11,833)	$(6,849)	$(41,912)	$(21,313)
Basic and diluted net loss per share	$(0.69)	$(0.45)	$(2.68)	$(2.00)
Shares used in computing basic and diluted net loss per share	17,200	15,226	15,651	10,667

LA JOLLA PHARMACEUTICAL COMPANY
Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$126,467	$48,555
Restricted cash	237	37
Prepaid clinical expenses	223	1,528
Prepaid expenses and other current assets	618	137
Total current assets	127,545	50,257
Property and equipment, net	1,732	279
Other assets	70	—
Total assets	$129,347	$50,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,506	$730
Accrued expenses	1,224	926
Accrued payroll and related expenses	1,090	424
Total current liabilities	4,820	2,080
Shareholders’ equity:
Common Stock, $0.0001 par value; 100,000,000 shares authorized, 18,244,009 and 15,225,980 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	2	2
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,906 and 3,917 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively, and a liquidation preference of $3,906 and $3,917 at December 31, 2015 and 2014, respectively	3,906	3,917
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 2,737 and 2,798 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively, and liquidation preference of $2,737 and $2,798 at December 31, 2015 and 2014, respectively	2,737	2,798
Additional paid-in capital	646,408	528,353
Accumulated deficit	(528,526)	(486,614)
Total shareholders’ equity	124,527	48,456
Total liabilities and shareholders’ equity	$129,347	$50,536

Company Contact

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: gtidmarsh@ljpc.com

and

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 433-6839
Email: dmulroy@ljpc.com